Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054

Tel. (973) 386-9696   Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES
SECOND QUARTER 2016 FINANCIAL RESULTS

NEWS RELEASE

Contact:	Robert Censullo
(973) 386-9696

Wednesday, August 3, 2016

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE MKT: WTT) announced today results for the second quarter ended June 30, 2016.

Highlights:

•	$7.6 million in revenue for the quarter, a sequential increase of 20% from the first quarter 2016
•	Gross profit margin of 43.9% in the quarter, a sequential increase of 102 basis points from the first quarter 2016 gross profit margin of 42.7%
•	$8.8m in new sales orders, a sequential increase of 43% from the first quarter of 2016

Tim Whelan, CEO of Wireless Telecom Group, Inc., commented, “Our second quarter results reflected a rebound from a soft sales environment in the first quarter of this year. We are encouraged by recent strength of order flow across both segments, which represented a 43% increase compared to the first quarter.”

Mr. Whelan added, “The infrastructure build plans, channel activity and government orders we were pursuing in the first quarter of this year reached implementation stage and resulted in a number of significant project wins in the second quarter. As we enter the second half of the year, we expect sales order flow to continue at similar levels as the second quarter, leading to both revenue growth and improved profitability in the second half of 2016.”

Continued Whelan, “We are also pleased that our prior cost reduction efforts have allowed us to realize improved year-over-year and sequential gross profit margins in the second quarter of 2016, despite lower volumes, and we expect gross margins will continue to improve throughout the year as volumes increase. Our prior initiatives also allowed us to redirect some of these savings to new product development and the evaluation of inorganic opportunities. We expect the new product investments to produce revenues in 2017 and beyond.”

For the quarter ended June 30, 2016, the Company reported total net revenues of $7,610,000, compared to $8,213,000 for the same period in 2015, a decrease of 7%, but an increase of 20% over the sequential quarter. Net revenues in the Network Solutions segment were $5,476,000 for the quarter, compared to $5,331,000 for the same period in 2015, an increase of 3%, and an increase of 30% over the sequential quarter. Net revenues in the Test and Measurement segment were $2,134,000 for the quarter, compared to $2,882,000 for the same period in 2015, a decrease of 26%, and a decrease of 1% over the sequential quarter.

Non-GAAP Adjusted EBITDA for the quarter ended June 30, 2016 was $94,000, compared to $349,000 for the same period in 2015. Our non-GAAP Adjusted EBITDA results do not include the Company’s tax provision, depreciation and amortization, stock compensation expense, severance charges related to restructuring, as well as professional fees related to our Strategic Planning and Operating Committee’s strategic evaluations. A reconciliation of net income to non-GAAP Adjusted EBITDA results is included as an attachment to this press release.

The Company reported a net loss of $218,000, or ($0.01) per diluted share, for the second quarter of 2016, compared to net income of $84,000, or $0.00 per diluted share, for the second quarter of 2015, and a loss of ($0.03) per diluted share in the first quarter of 2016.

For the six months ended June 30, 2016, the Company reported total net revenues of $13,979,000 for the period, compared to $16,841,000 for the same period in 2015, a decrease of 17%. Net revenues in the Network Solutions segment were $9,690,000, compared to $11,226,000 for the same period in 2015, a decrease of 14%. Net revenues in the Test and Measurement segment were $4,289,000 for the period, compared to $5,615,000 for the same period in 2015, a decrease of 24%.

Non-GAAP Adjusted EBITDA for the six months ended June 30, 2016 was a loss of $473,000, compared to $883,000 for the same period in 2015.

The Company also reported a net loss of $795,000 or $0.04 per diluted share for the first six months of 2016, compared to net income of $278,000, or $0.01 per diluted share, for the first six months of 2015.

Use of Non-GAAP Financial Measures

This press release includes non-GAAP financial measures that are not in accordance with, nor an alternate to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial results. A reconciliation of our non-GAAP measures is included in an attachment to this press release.

Forward-Looking Statements

Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Specifically, no assurances can be made with respect to: continued improvements to sales bookings and sequentially improving revenues; and order flow continuing at similar levels as Q2, leading to revenue improvements in the second half of 2016 and a return to profitability; gross margins continuing to improve throughout the year on expected higher volumes; and strategic investments to yield revenue opportunity in 2017. Further information regarding risks and uncertainties that could affect the Company’s results are identified in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015.

About Wireless Telecom Group, Inc.

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments (DAS), RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise and generators. The Company serves both commercial and government markets with workflow-oriented, WiFi, WiMAX, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support. Wireless Telecom Group’s website address is http://www.wtcom.com.

See following Selected Financial Results

Wireless Telecom GroupINC.

25 Eastmans Road Parsippany, NJ 07054

Tel. (973) 386-9696   Fax (973) 386-9191

SELECTED FINANCIAL RESULTS

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	(unaudited)		(unaudited)
Statement of Operations Data:	2016	2015	2016	2015
Net revenues	$7,610	$8,213	$13,979	$16,841

Gross profit	3,339	3,567	6,059	7,430

Operating expenses
Research and development	1,030	957	2,094	1,873
Sales and marketing	1,236	1,342	2,487	2,687
General and administrative	1,426	1,120	2,752	2,383
Total operating expenses	3,692	3,419	7,333	6,943

Operating income (loss)	(353)	148	(1,274)	487

Other expense (income) - net	11	—	52	(3)

Income (loss) before income taxes	(364)	148	(1,326)	490

Net income (loss)	$(218)	$84	$(795)	$278

Net income (loss) per common share:
Basic	$(0.01)	$0.00	$(0.04)	$0.01
Diluted	$(0.01)	$0.00	$(0.04)	$0.01

Weighted average shares outstanding:
Basic	18,622	19,524	18,614	19,510
Diluted	18,974	20,359	19,040	20,556

	Three months ended		Six months ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2016	2015	2016	2015
Reconciliation of GAAP
Net Income (Loss) to Non-GAAP
EBITDA and Adjusted EBITDA:
GAAP net income (loss)	$(218)	$84	$(795)	$278
Tax expense (benefit)	(146)	64	(531)	212
Depreciation and amortization	117	115	233	224
Non-GAAP EBITDA	(247)	263	(1,093)	714

Stock compensation expense	99	86	197	172
Restructuring charges and other non-recurring costs (1)	242	—	423	(3)
Non-GAAP Adjusted EBITDA	$94	$349	$(473)	$883

(1)	Includes severance charges related to restructuring and professional fees related to our Strategic Planning and Operating Committee’s strategic evaluations.

	June 30,	December 31,
	2016	2015
	(unaudited)
Balance Sheet Data:
Cash & cash equivalents	$8,614	$9,726
Accounts receivable	4,691	5,451
Inventories	8,666	8,069
Prepaid expenses & other current assets	546	587
Total Current Assets	22,517	23,833

Property, plant & equipment – net	2,054	1,743

Goodwill	1,351	1,351
Deferred income taxes	7,545	7,014
Other assets	723	765
Total other assets	9,619	9,130

Total assets	$34,190	$34,706

Accounts payable	$1,349	$1,046
Accrued expenses & other current liabilities	510	648
Equipment leases payable - current	37	74
Total current liabilities	1,896	1,768

Deferred rent	52	34

Common stock	298	296
Additional paid-in-capital	40,061	39,865
Retained earnings	12,706	13,501
Treasury stock	(20,823)	(20,758)
Total shareholders’ equity	32,242	32,904

Total liabilities & shareholders’ equity	$34,190	$34,706

	Six months	Six months
	ended	ended
	June 30, 2016	June 30, 2015
	(Unaudited)	(Unaudited)
Statement of Cash Flows Data:
Cash Flows (Used) by Operating Activities:
Net income (loss)	$(794,520)	$277,859
Adjustments to reconcile net income (loss) to net cash (used) by operating activities:
Depreciation and amortization	232,696	223,755
Share-based compensation expense	197,238	171,926
Deferred rent	19,302	11,151
Deferred income taxes	(531,389)	149,695
Provision for doubtful accounts	(38,646)	9,193
Inventory reserves	121,369	—
Changes in assets and liabilities:
Accounts receivable	798,730	(911,565)
Inventories	(719,034)	(524,008)
Prepaid expenses and other assets	84,206	495,857
Accounts payable	302,650	304,058
Accrued expenses and other current liabilities	(137,824)	(836,203)
Net cash (used) by operating activities	(465,222)	(628,282)

Cash Flows (Used) by Investing Activities:
Capital Expenditures	(502,023)	(280,717)

Cash Flows (Used) by Financing Activities:
Proceeds from exercise of stock options	—	23,400
Repayments of equipment leases payable	(79,180)	(95,877)
Repurchase of common stock	(65,468)	—
Net cash (used) for financing activities	(144,648)	(72,477)

Net (Decrease) in Cash and Cash Equivalents	(1,111,893)	(981,476)

Cash and Cash Equivalents, at beginning of period	9,726,007	10,723,513

Cash and Cash Equivalents, at end of period	$8,614,114	$9,742,037